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                                    EXHIBIT 3.(i)

               AMENDED ARTICLES OF INCORPORATION OF SWISSJET INC.

         ARTICLE I
                         NAME AND ADDRESS OF CORPORATION

The name of the Corporation shall be Swissjet Inc. The principal place of business and address is 1533 Sunset Drive, Suite 201, Coral Gables, Florida, 33143.

         ARTICLE II
                                    DURATION

The duration of the corporation shall be perpetual. The date and time of the commencement of the corporate existence of the corporation shall be upon filing the original Articles of Incorporation with the Secretary of State, i.e. April 3, 2000.

         ARTICLE III
                                     PURPOSE

The nature of the business and the objects and purposes to be transacted, promoted, or carried on by the corporation are to engage in any lawful act, activity or business for which corporations may be organized under the laws of the State of Florida. Additionally, the corporation shall have all of the powers vested in a corporation organized under and existing by virtue of the laws of the State of Florida.

         ARTICLE IV
                                  CAPITAL STOCK

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 50,000,000 shares, which shall be comprised of any combination of Common Stock, par value $.001 per share (the "Common Stock"), and Preferred Stock, par value $.001 per share (the "Preferred Stock"), of which 5,000,000 shares of Common Stock are outstanding and an offering is planned to be registered with the Securities Exchange Commission for the sale of up to 5,000,000 shares of Preferred Stock. Until a public offering of Common Stock, there will be no issuance of Common Stock unless as a stock dividend or to employees as part of their compensation subject to a 10.0% limitation as to all the shares of common stock including those shares to which the Convertible Preferred Stock may be converted.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.       COMMON STOCK

         1. GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.

         2. VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.



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         3.  DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Convertible Preferred Stock.

         4. LIQUIDATION. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

         5. ISSUANCE. Shares of Common Stock may be issued at such times, such amounts, and at such prices and terms as may be determined from time to time by the Board of Directors.

         6. WARRANTS TO PURCHASE COMMON STOCK. Warrants to purchase Common Stock may be issued at such times, such amounts and such terms including being attached to any issue of Preferred Stock or Common Stock or Senior or Subordinated Debentures as determined from time to time by the Board of Directors.

B.       PREFERRED STOCK

         The rights, preferences, powers, privileges and restrictions, qualifications and limitations granted to or imposed upon the shares of the Preferred Stock shall be as set forth in this Part B.

         1.  ISSUANCE

         The Preferred Stock shall be issued from time to time based on the resolution of the Board of Directors. Each series will identify with letters of the alphabet to differentiate the issues. Each Series will be issued under a different CUSIP number. Each Series will have set a cumulative dividend rate. Each Series may or may not have warrants to purchase common stock attached in such amounts and under such terms as authorized by the Board of Directors.

         2.  CUMULATIVE DIVIDENDS

Each Preferred Stock issue shall have an annual dividend rate and a par value set by the Board of Directors. One fourth of the annual dividend rate for each issue of Preferred Stock shall be payable quarterly on the 15th of March, June, September and December of each Year. Dividends for each series of Preferred Stock will begin on the dividend date after issuance as established by the Board of Directors. Should the Board of Directors not authorize payment of a dividend on a dividend date to the holders of Preferred Stock, then such dividend will accumulate without an interest factor to the benefit of the Preferred Stock holder.

         3.  RESTRICTION ON COMMON DIVIDENDS

The Corporation shall not declare or pay any cash dividends on shares of Common Stock until the holders of the Preferred Stock then outstanding shall have first received, or simultaneously receive, all the accumulated dividends owed on each outstanding share of Preferred Stock.



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         4.  LIQUIDATION, DISSOLUTION OR WINDING UP, CERTAIN MERGERS,
             CONSOLIDATIONS AND ASSET SALES.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; the Preferred Stock will be entitled to receive its par value per share plus any accumulated unpaid dividends prior to payment of any liquidating dividend to holders of the Common Stock.

         (A) SHORTAGE OF FUNDS ON LIQUIDATION

             If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock their respective par value per share plus any accumulated dividend owed, the each share of Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

         (B) COMMON STOCK

             After the payment of all preferential amounts required to be paid to the holders of Preferred Stock and any other class or series of stock of the Corporation ranking senior to the Common Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

         (C) MERGER, CONSOLIDATION OR CHANGE OF CONTROL

             In the event of the signing of any definitive agreement for a merger or acquisition of the corporation in which another corporation will acquire more than 50% of the outstanding stock of Swissjet Inc, the Preferred Stock will be immediately redeemable at its par value.

         (D) VALUATION

             Whenever the distribution provided for in this Section 4 shall be payable in property other than cash or listed securities, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation using the services of two separate appraisers and the average of the two appraisals.

             In the event that a distribution is payable in securities that are listed on a national securities exchange, the NASDAQ National Market System, the NASDAQ system or any other nationally recognized exchange or trading system ("Listed Securities"), the value of such securities shall be deemed to be the last reported sale price of such securities on the date of the consummation of such liquidation, dissolution, winding up, merger or consolidation.



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         5.  VOTING

             (A) Each holder of outstanding shares of Preferred Stock shall be entitled to one vote per share at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or by the provisions of Subsections 5(b), 5(c) or 5(d) below, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

             (B) In addition to any other rights provided by law or by this Certificate of Incorporation, for so long as of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least fifty one percent (51%) of the then-outstanding shares of Preferred Stock voting together as a single class, authorize or issue any new or existing class or classes or series of capital stock having any preference or priority as to dividends or assets superior to any such preference or priority of the Preferred Stock, or authorize or issue shares of stock of any class, or any bonds, debentures or notes convertible into any shares of stock of any class, or any shares of stock of the Corporation having any preference or priority as to dividends or assets superior to with any such preference or priority of the Preferred Stock.

             (C) In addition to any other rights provided by law or by this Certificate of Incorporation, for so long as shares of Preferred Stock are outstanding, the Corporation shall not take any of the following actions with respect to any series of Preferred Stock without first obtaining the approval of the holders of at least fifty-one percent (51%) of the then-outstanding shares of Preferred
             Stock:

             (i) Amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation, including without limitation Article Four hereof, or Bylaws which would be detrimental to the interests of the holders of the Preferred Stock;

             (ii) Pay or declare any dividend or distribution on any shares of its capital stock until all accumulated dividends on the Preferred Stock are paid in full, or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock (other than the repurchase of Common Stock upon termination of employment or service)

             (iii) Merge or consolidate into or with any other corporation or other entity, or otherwise engage in a change of control transaction, except for such mergers for which the sole purpose is to change the Company's jurisdiction of incorporation or such similar activity.

             (iv) Incur any debt which prohibits the payment of preferred dividends.

             (v) Sell, lease or otherwise dispose of all or substantially all of its assets or properties; or

             (vi) Voluntarily liquidate, wind up or dissolve except as provided in c (7) below;



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             (vii)  Authorize or issue any new or existing class or classes or series of capital stock having any preference or priority as to dividends or assets superior to any such preference or priority of such series of Preferred Stock. Authorize or issue shares of stock of any class, or any bonds, debentures or notes convertible into any shares of stock of any class, or any shares of stock of the Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of such series of Preferred Stock;

             (viii) Reclassify any Common Stock into shares having any
                    preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of such series of Preferred Stock;

             (ix) Otherwise amend the Certificate of Incorporation or Bylaws of the Corporation, if any such amendment to the Certificate of Incorporation or Bylaws of the Corporation under this clause would disproportionately adversely affect the Preferred Stock.

         8.  REDEMPTION OF THE PREFERRED STOCK

             The Corporation pursuant to the resolution of the Board of Directors may redeem an issue of the Preferred Stock at Par Value per share after the date established by the board of directors at the issuance of the Preferred Stock after giving the holders 30 days'notice.

                                    ARTICLE V
                           Registered Agent and Office

The address of the Corporation's registered office in the State of Florida is 1533 Sunset Drive, Suite 201, Coral Gables, Florida, 33143. The name of the Corporation's registered agent at such address is: Lee C. Schmachtenberg, Esq.

                                   ARTICLE VI
                                  Incorporator

The name and address of the incorporator is Lee C. Schmachtenberg, 1533 Sunset Drive, Suite 201, Coral Gables, Florida, 33143.

                                   ARTICLE VII
                               Board of Directors

The corporation shall have a Board of Directors consisting of two (2) persons. The number of Directors may be increased from time to time by resolution of the majority of the Stockholders but shall never be less than one. The name and addresses of the initial members of the Board of Directors of this corporation are: Serge F. Feller, 4225 Ingraham Highway, Miami, Florida, 33133 and James W. Korth, 3575 Stewart Avenue, Miami, Florida, 33133.

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

         1. Election of directors need not be by written ballot.

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Except to the extent that the General Corporation Law of the State of Florida prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

                                  ARTICLE VIII
                                 Indemnification

The Corporation shall, to the fullest extent permitted by Corporation Law of the State of Florida, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom. An Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought, provided that the failure to so promptly notify shall not relieve the Corporation of its obligation to indemnify hereunder except and only to the extent that such failure shall prejudice the Corporation's ability to indemnify therefor. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. In the event that the Corporation does not assume the defense of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, the Corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; PROVIDED, HOWEVER, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment. The Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. In addition, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement. All determinations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made in each instance by:



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         (a) A majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum,

         (b) A majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or 25 proceeding in question,

         (c) Independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or

         (d) A court of competent jurisdiction. The indemnification rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

                                   ARTICLE IV
                                   Amendments

The power to adopt, alter, amend or repeal these Articles of Incorporation and the Bylaws of this Corporation shall be vested in the Board of Directors and Stockholders provided that such amendment be in compliance with the laws of Florida.

                                    ARTICLE X
                            Books of the Corporation

The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Florida) outside the State of Florida at such place as may be designated from time to time by the Board of Directors or the Bylaws of the Corporation.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Amended Articles of Incorporation to be signed this 15th day of June 2000.


                                ___________________________________
                                 SERGE F. FELLER, Shareholder

                                J.W. KORTH & COMPANY, Shareholder

                                By:_______________________________
                                     JAMES W. KORTH, President




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